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Exhibit 5.1

December 27, 2019

NGL Energy Partners LP
6120 S. Yale Avenue, Suite 805
Tulsa, Oklahoma 74136

Ladies and Gentlemen:

        We have acted as special counsel to NGL Energy Partners LP, a Delaware limited partnership (the "Partnership"), in connection with the preparation of the Partnership's registration statement on Form S-3 (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale from time to time by the selling unitholders named in the Registration Statement (the "Selling Unitholders") of (i) up to 600,000 Class D Preferred Units representing limited partner interests in the Partnership (the "Preferred Units") and (ii) up to 25,500,000 common units representing limited partner interests in the Partnership (the "Common Units"), issuable upon exercise of the Warrants (as defined below) issued by the Partnership.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (a) the Certificate of Limited Partnership of the Partnership, as amended by the Certificate of Amendment to Certificate of Limited Partnership, (b) the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, (c) the warrants dated July 2, 2019 and the warrants dated October 31, 209, in each case issued by the Partnership to the Selling Unitholders (collectively, the "Warrants") and (d) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic, facsimile, electronic or otherwise reproduced copies and (e) the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (a) oral or written statements and representations of officers and other representatives of the Partnership and the Selling Unitholders and (b) statements and certifications of public officials and others.

        Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Limited Liability Company Act of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

        Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

          1.     The Preferred Units and the Common Units have been duly authorized by all necessary limited partnership action of the Partnership.

          2.     The Preferred Units have been validly issued to the Selling Unitholders. The Selling Unitholders have no obligation, and subsequent holders of Preferred Units will have no obligation, in each case, solely by reason of their ownership of such Preferred Units, to make any contributions to the Partnership or any further payments to the Partnership for their purchase of such Preferred Units, and the Selling Unitholders and such subsequent holders will have no personal liability, solely by reason of their ownership of such Preferred Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

          3.     When Common Units are issued in accordance with the terms of a Warrant upon the due exercise thereof (including the full payment of the exercise price for such Common Units payable pursuant to such Warrant), such Common Units will have been validly issued to the initial holder thereof. Such initial holder and subsequent purchasers of such Common Units who purchase such Common Units after such exercise and issuance will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments to the Partnership for their purchase of such Common Units, and such initial holder and such subsequent purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law

Very truly yours,
/s/ Hunton Andrews Kurth LLP

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  Exhibit 5.1